November 9, 2000


Securities and Exchange Commission 450 5th Street N.W.
Washington, D.C. 20549


Gentlemen:

We have been furnished with a copy of the Form 8-K/A to be filed on or about November 9, 2000 by our former client, Universal Broadband Networks, Inc. (the "Company"). We agree with the statements made in response to Item 4, paragraph one, included in the Form 8-K/A, insofar as it relates to our Firm.

Very truly yours,


/s/ BDO Seidman, LLP